EXHIBIT 99.2
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL DATA
     On November 24, 2009, RehabCare Group, Inc. (the “Company”) completed its transaction with Triumph HealthCare Holdings, Inc. (“Triumph HealthCare”) whereby RehabCare Merger Sub Corporation, a newly formed, indirect, wholly owned subsidiary of the Company merged with and into Triumph HealthCare (the “Merger”), with Triumph HealthCare surviving as a wholly-owned, indirect subsidiary of the Company. The unaudited pro forma condensed combined financial statements give effect to the Merger and related financing transactions, as if they had occurred on the dates indicated herein and after giving effect to the pro forma adjustments discussed herein. The accompanying unaudited pro forma condensed combined balance sheet as of September 30, 2009 and unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2009 and the year ended December 31, 2008, are based on the historical consolidated financial statements of the Company and Triumph HealthCare. The Merger will be accounted for using the acquisition method of accounting as of and from November 24, 2009, the date the Merger was consummated. The unaudited pro forma condensed combined balance sheet as of September 30, 2009 was prepared assuming the Merger and related financing transactions were completed on September 30, 2009. The unaudited pro forma condensed combined statements of earnings for the nine months ended September 30, 2009 and the year ended December 31, 2008 were prepared assuming the Merger and related transactions were completed on January 1, 2008.
     The adjustments necessary to fairly present the unaudited pro forma condensed combined financial statements have been made based on available information and, in the opinion of management, are reasonable. Assumptions underlying the pro forma adjustments are described in the accompanying notes, which should be read in conjunction with the unaudited pro forma condensed combined financial statements.
     The unaudited pro forma condensed combined financial information is for comparative purposes only and does not purport to represent what our financial position or results of operations would actually have been had the events noted above in fact occurred on the assumed dates or to project our financial position or results of operations for any future date or future period. The unaudited pro forma condensed combined statements of earnings do not include costs that we expect to incur in connection with the Merger, which we expect to be approximately $9.0 million to $10.0 million, or any cost savings that may result from the combination of the Company’s and Triumph HealthCare’s operations or the costs necessary to achieve those cost savings. In addition, the allocation of the purchase price by the Company to the assets acquired and liabilities assumed is preliminary. The final allocation, which will be made on the basis of the estimated fair values of such assets and liabilities as of November 24, 2009 may differ materially from the amounts reflected herein.
     The unaudited pro forma condensed combined financial information should be read in conjunction with, and are qualified by reference to, our consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Current Report on Form 8-K filed on October 9, 2009, our unaudited condensed consolidated financial statements and related notes and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included in our Quarterly Report on Form 10-Q for the nine months ended September 30, 2009, filed November 5, 2009 and Triumph HealthCare’s historical financial statements and the accompanying notes thereto included in our Current Report on Form 8-K filed on November 9, 2009.

REHABCARE GROUP, INC.
Pro Forma Condensed Combined Balance Sheet (Unaudited)
September 30, 2009
(amounts in thousands)

			Triumph		Allocation of
		Triumph	HealthCare	Transaction	Purchase	Combined
	RehabCare	HealthCare	Excludable	Funding	Price	Pro Forma
			(a)	(b)	(c)
ASSETS
Current assets:
Cash and cash equivalents	$34,541	$54,392	$(54,392)	$(15,316)	$—	$19,225
Accounts receivables, net	137,681	55,360	—	—	—	193,041
Deferred tax assets	14,750	6,311	—	—	—	21,061
Other current assets	8,016	6,977	(907)	—	—	14,086

Total current assets	194,988	123,040	(55,299)	(15,316)	—	247,413
Property and equipment, net	42,141	58,286	—	—	13,611	114,038
Goodwill	173,462	171,561	(171,561)	—	399,508	572,970
Intangible assets, net	25,571	35,601	—	—	74,099	135,271
Investment in Triumph HealthCare	—	—	—	545,581	(545,581)	—
Investment in unconsolidated affiliate	4,725	—	—	—	—	4,725
Other	6,132	7,367	(5,514)	19,538	—	27,523
Net assets transferred by seller	—	—	(92,570)	—	92,570	—

Total assets	$447,019	$395,855	$(324,944)	$549,803	$34,207	$1,101,940

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$444	$6,403	$(3,060)	$4,500	$—	$8,287
Accounts payable	6,027	14,730	—	—	—	20,757
Accrued salaries and wages	58,852	14,717	—	—	—	73,569
Accrued interest	40	2,064	(2,064)	—	—	40
Income taxes payable	2,634	2,508	—	—	—	5,142
Other current liabilities	31,019	10,936	(1,862)	—	—	40,093

Total current liabilities	99,016	51,358	(6,986)	4,500	—	147,888
Long-term debt, less current portion	26,273	394,754	(384,140)	411,500	—	448,387
Deferred tax liabilities	9,762	7,743	—	—	34,207	51,712
Other	4,375	6,910	—	—	—	11,285

Total liabilities	139,426	460,765	(391,126)	416,000	34,207	659,272

Stockholders’ equity:
Preferred stock	—	—	—	—	—	—
Common stock	218	79	(79)	62	—	280
Additional paid-in capital	149,662	478	(478)	140,491	—	290,153
Retained earnings	199,336	(65,622)	65,622	(6,750)	—	192,586
Treasury stock	(54,704)	—	—	—	—	(54,704)
Accumulated other comprehensive earnings	(143)	(1,117)	1,117	—	—	(143)

Total stockholders’ equity	294,369	(66,182)	66,182	133,803	—	428,172
Noncontrolling interests	13,224	1,272	—	—	—	14,496

Total equity	307,593	(64,910)	66,182	133,803	—	442,668

Total liabilities and equity	$447,019	$395,855	$(324,944)	$549,803	$34,207	$1,101,940

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.
Pro Forma Condensed Combined Statement of Earnings (Unaudited)
Nine Months Ended September 30, 2009
(amounts in thousands, except per share data)

			Triumph
		Triumph	HealthCare	Pro Forma		Combined
	RehabCare	HealthCare	Excludable	Adjustments		Pro Forma
	(d)	(e)	(f)
Operating revenues	$614,735	$328,455	$—	$—		$943,190
Costs and expenses:
Operating	565,754	260,157	—	(414	)(g)	825,497
Depreciation and amortization	11,379	10,759	(10,759)	8,604	(h)	21,891
				1,908	(i)

Total costs and expenses	577,133	270,916	(10,759)	10,098		847,388

Operating earnings	37,602	57,539	10,759	(10,098)		95,802
Interest income	19	—	—	—		19
Interest expense	(1,619)	(22,693)	21,578	(23,310	)(j)	(26,044)
Other income (expense)	4	—	—	—		4
Equity in net income of affiliates	326	—	—	—		326

Earnings from continuing operations, before income taxes	36,332	34,846	32,337	(33,408)		70,107
Income taxes	14,799	12,832	—	(418	)(k)	27,213

Earnings from continuing operations, net of tax	21,533	22,014	32,337	(32,990)		42,894
Net loss (income) attributable to noncontrolling interests	1,614	(1,814)	—	—		(200)

Net earnings from continuing operations attributable to RehabCare	$23,147	$20,200	$32,337	$(32,990)		$42,694

Net earnings from continuing operations attributable to RehabCare per common share:
Basic	$1.31					$1.78

Diluted	$1.28					$1.76

Weighted-average number of common shares outstanding:
Basic	17,733			6,210	(l)	23,943

Diluted	18,050			6,210	(l)	24,260

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.
Pro Forma Condensed Combined Statement of Earnings (Unaudited)
Year Ended December 31, 2008
(amounts in thousands, except per share data)

			Triumph
		Triumph	HealthCare	Pro Forma		Combined
	RehabCare	HealthCare	Excludables	Adjustments		Pro Forma
	(d)	(e)	(f)
Operating revenues	$735,412	$423,726	$—	$—		$1,159,138
Costs and expenses:
Operating	687,935	346,960	—	—	(g)	1,034,895
Loss on disposal of assets	—	1,806	—	—		1,806
Depreciation and amortization	14,570	12,929	(12,929)	11,470	(h)	28,584
				2,544	(i)

Total costs and expenses	702,505	361,695	(12,929)	14,014		1,065,285

Operating earnings	32,907	62,031	12,929	(14,014)		93,853
Interest income	143	—	—	—		143
Interest expense	(3,897)	(34,854)	32,579	(31,091	)(j)	(37,263)
Other income (expense)	21	—	—	—		21
Equity in net income of affiliates	471	—	—	—		471

Earnings from continuing operations, before income taxes	29,645	27,177	45,508	(45,105)		57,225
Income taxes	12,063	9,898	—	157	(k)	22,118

Earnings from continuing operations, net of tax	17,582	17,279	45,508	(45,262)		35,107
Net loss (income) attributable to noncontrolling interests	1,986	(2,115)	—	—		(129)

Net earnings from continuing operations attributable to RehabCare	$19,568	$15,164	$45,508	$(45,262)		$34,978

Net earnings from continuing operations, attributable to RehabCare per common share:
Basic	$1.11					$1.47

Diluted	$1.10					$1.46

Weighted-average number of common shares outstanding:
Basic	17,583			6,210	(l)	23,793

Diluted	17,798			6,210	(l)	24,008

See accompanying notes to unaudited pro forma condensed combined financial statements.

REHABCARE GROUP, INC.
Notes to Unaudited Pro Forma Condensed Combined Financial Statements
1.  Preliminary Allocation of Acquisition Cost
     On November 24, 2009, the Company completed its acquisition of all of the outstanding common stock of Triumph HealthCare for a purchase price of $570.0 million in cash, subject to certain working capital and other purchase price adjustments. The initial purchase price payable in connection with the Merger was financed primarily by a new $450.0 million term loan with a six-year maturity and the net proceeds of the Company’s recent equity offering, which were approximately $140.6 million. The term loan will require principal payments of $4.5 million annually with the remaining principal balance due at maturity. On November 24, 2009, the Company entered into senior secured credit facilities (the “Senior Credit Facilities”) with a total availability of $575.0 million, including the $450.0 million term loan and a $125.0 million revolving credit facility with a five-year term. For purposes of these pro forma financial statements, the Company assumed that no funds were borrowed against the new revolving credit facility to finance the Merger. The Company expects to pay total debt issuance costs, including original issue discount, underwriting fees and other out of pocket costs, of approximately $28.5 million in connection with the Senior Credit Facilities. A portion of these costs have been included in the pro forma balance sheet as an increase to other assets and a reduction of cash with the portion representing original issue discount related to the term loan netted against long term debt.
     The Merger will be accounted for under the acquisition method of accounting as of and from November 24, 2009. The following table summarizes the consideration transferred at closing and presents a preliminary allocation of the purchase price to the assets acquired and the liabilities assumed as if the Merger was consummated on September 30, 2009. Amounts are in thousands of dollars.

Consideration Transferred at Closing:
Base purchase price	$570,000
Total debt assumed by RehabCare at closing	(13,145)
Initial working capital adjustment	—
Other purchase price adjustments	(11,274)

Total purchase price paid at closing	$545,581

Allocation of Purchase Price As if Merger Was Consummated on September 30, 2009:
Accounts receivable	$55,360
Deferred income taxes	6,311
Other current assets	6,070
Property and equipment	71,897
Identifiable intangibles, principally Medicare licenses, trade name and certificates of need	109,700
Other assets	1,853
Current portion of long-term debt	(3,343)
Accounts payable and other current liabilities	(41,029)
Noncurrent portion of long-term debt	(10,614)
Deferred tax liabilities	(41,950)
Other liabilities	(6,910)

Total identifiable net assets	147,345
Noncontrolling interests in Triumph HealthCare	(1,272)
Goodwill	399,508

Fair value of total consideration transferred	$545,581

     The above preliminary purchase price allocation has been prepared on the basis of a preliminary valuation study. Over the next several months, the valuation study will be finalized to establish the fair values of both the identifiable intangible assets acquired and the noncontrolling interests assumed.
     For the preliminary purchase price allocation, we have not made an adjustment to Triumph HealthCare’s carrying value for noncontrolling interests. Based on an initial review of the control, transferability and other terms of the partnership agreements, the fair value adjustments to the balance of noncontrolling interests are expected to be in the range of $5 million to $15 million. The final adjustments are expected to result in an increase to noncontrolling interests and a corresponding increase to goodwill.
2.  Explanation of Pro Forma Adjustments
     a) To remove the goodwill on Triumph HealthCare’s balance sheet and exclude Triumph HealthCare assets, liabilities and equity included in the Triumph HealthCare balance sheet at September 30, 2009 that are not included in the assets acquired and the liabilities assumed by the Company. To balance the assets acquired and liabilities assumed as reflected in this adjustment column, the net assets acquired by the Company are recorded as “net assets transferred by seller.”
     b) To record the funding of the purchase price paid by the Company in accordance with the financial terms outlined in Note 1 above. Total costs of the equity offering, including commissions and other direct costs, are estimated to be approximately $8.5 million and are reflected in the pro forma balance sheet as a reduction to cash and additional paid-in capital. Total acquisition-related transaction costs which are not yet reflected in the historical balance sheets are estimated to be approximately $6.8 million and are reflected in the pro forma balance sheet as a reduction to cash and retained earnings. No adjustment has been made for any restructuring and integration charges expected to be incurred in connection with the Merger. These costs will be expensed as incurred. The Company expects to incur total incremental costs of approximately $9.0 million to $10.0 million in connection with the Merger (which includes acquisition-related transaction costs, restructuring charges and integration charges).
     c) To adjust the assets acquired and liabilities assumed to reflect the preliminary allocation of the purchase price as summarized in Note 1 above. The fair values of the identifiable intangible assets and their useful lives have been estimated as follows. These estimates are based on a preliminary valuation study. The finalization of the valuation study could result in fair values and useful lives that differ materially from the amounts presented below. Dollar amounts are in thousands.

	Estimated	Estimated
	Fair Value	Useful Life
Medicare licenses—indefinite lived	$65,000	indefinite
Certificates of need—indefinite lived	10,000	indefinite
Trade name	32,500	17.5 years
Non-compete agreements	2,200	2 to 10 years

Total	$109,700

     d) To report RehabCare’s historical results of continuing operations for the period indicated.
     e) To report Triumph HealthCare’s historical results of operations for the period indicated.
     f) To eliminate Triumph HealthCare’s historical depreciation and amortization expense and eliminate Triumph HealthCare’s interest expense related to long-term debt that was not assumed by RehabCare.
     g) To eliminate the direct incremental costs of the transaction that are reflected in the historical income statements of both RehabCare and Triumph HealthCare.
     h) To record depreciation expense based on the depreciation of the estimated fair market value of the property and equipment acquired over each asset’s estimated useful life.
     i) To record amortization expense for estimated amortizable intangible assets acquired over each asset’s estimated useful life.
     j) To record interest expense based on the $450.0 million of new gross indebtedness incurred by the Company to finance the Merger together with the amortization of the estimated $28.5 million of debt issuance costs, inclusive of original issue discount, associated with the Merger, less interest expense recorded on the Company’s historical financial statements for $25.0 million of debt that was replaced by the new indebtedness. The transaction was funded primarily by a $450.0 million six-year term loan with a variable interest rate based on the London Interbank Offered Rate (“LIBOR”) with a LIBOR floor of 200 basis points and an interest rate spread of 400 basis points. For the purpose of calculating the pro forma interest expense adjustment on such borrowings, the Company assumed an interest rate of 6.0%.
     A hypothetical 1/8 of 1% increase in interest rates on the $450.0 million of new indebtedness would result in additional interest expense of approximately $0.6 million on an annualized basis. The interest that the Company will ultimately pay on the borrowings under the new term loan and the revolving credit facility could vary greatly from what is assumed in these unaudited pro forma condensed combined financial statements and will depend on the actual timing and amount of borrowings and repayments and the Company’s credit rating, among other factors.
     k) To adjust the tax provision to reflect the aggregate pro forma increase in earnings before income taxes at an assumed effective tax rate of 39.0%.
     l) To recognize the 6,210,000 shares of common stock, par value of $0.01 issued by the Company in connection with its public equity offering, which resulted in net proceeds of approximately $140.6 million. The net proceeds from the Company’s equity offering are based on the public offering price of $24.00 per share, less underwriting fees and estimated other direct costs.